Consent of Independent Registered Public Accounting Firm

Helius Medical Technologies, Inc.
Newtown, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 21, 2015 (except Note 12 which is as of January 11, 2016) relating to the consolidated financial statements of Helius Medical Technologies Inc., which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada LLP

BDO Canada, LLP
Vancouver, British Columbia

May 4, 2016